Exhibit 11.1 - Statement Regarding Computation of Per share Earnings

(Unaudited)
(in thousands except per share data)

                                  Three Months Ended      Three Months Ended      Nine Months Ended      Nine Months Ended
                                    June 30, 2002           June 30, 2001           June 30, 2002          June 30, 2001
                                    --------------          --------------          --------------         -------------
Basic
  Average Common Shares
  outstanding                           4,578                   4,564                  4,575                   4,563
Net income                           $    281                $    515               $  1,047                $  1,292
Per share amount                     $    .06                $    .11               $    .23                $    .28
Diluted
     Average Common Shares
     outstanding                        4,578                   4,564                  4,575                   4,563
     Net effect of dilutive stock
     options based on the
     Treasury stock method
     using the average market
     price
                                           37                      37                     45                      26

Total                                   4,615                   4,601                  4,620                   4,589
Net income                           $    281               $     515               $  1,047                $  1,292
Per share amount                     $    .06               $     .11               $    .23                $    .28